Exhibit 99.1

RBB Bancorp Reports Third Quarter 2025 Earnings and Declares Quarterly Cash Dividend of $0.16 Per Common Share

Los Angeles, CA, October 20, 2025 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as the “Company,” announced financial results for the quarter ended September 30, 2025.

Third Quarter 2025 Highlights

●	Net income increased 8.7% to $10.1 million, or $0.59 diluted earnings per share from the quarter ended June 30, 2025
●	Return on average assets of 0.97%, compared to 0.93% for the quarter ended June 30, 2025
●	Net interest margin expanded to 2.98%, up from 2.92% for the quarter ended June 30, 2025
●	Loans held for investment growth of $67.9 million, or 8.3% annualized
●	Common stock repurchases totaled $12.5 million
●	Classified and criticized loans decreased $56.1 million, or 30.8%, to $126.2 million at September 30, 2025, down from $182.3 million at June 30, 2025
●	Nonperforming assets decreased $6.7 million, or 11.0%, to $54.3 million at September 30, 2025, down from $61.0 million at June 30, 2025
●	Book value and tangible book value per share(1) increased to $30.18 and $25.89 at September 30, 2025, up from $29.25 and $25.11 at June 30, 2025

The Company reported net income of $10.1 million, or $0.59 diluted earnings per share, for the quarter ended September 30, 2025, compared to net income of $9.3 million, or $0.52 diluted earnings per share, for the quarter ended June 30, 2025. Net income for the third quarter of 2025 reflected higher net interest income, lower credit costs and a lower effective tax rate as compared to the prior quarter. Net income for the prior quarter included income from an Employee Retention Credit ("ERC") of $5.2 million (pre-tax), which was included in other income, offset partially by professional and advisory costs associated with filing and determining eligibility for the ERC totaling $1.2 million (pre-tax).

“Third quarter net income increased to $10.1 million, or $0.59 per share, and was driven by core earnings growth and lower credit costs,” said Johnny Lee, President and Chief Executive Officer of RBB Bancorp. “Continued loan growth supported increased asset yields and net interest income. Loan loss provisions decreased as credit continued to stabilize and we made good progress addressing many of our non-performing loans and performing criticized loans.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $29.3 million for the third quarter of 2025, compared to $27.3 million for the second quarter of 2025. The $1.9 million increase was due to a $3.2 million increase in interest income, offset by a $1.2 million increase in interest expense. The increase in interest income was due mainly to a $2.4 million increase in interest and fees on loans. The increase in interest expense was due mainly to a $1.0 million increase in interest on deposits.

The net interest margin (“NIM”) was 2.98% for the third quarter of 2025, an increase of 6 basis points from 2.92% for the second quarter of 2025. The NIM expansion included a 6 basis point increase in the yield on average interest-earning assets and a 2 basis point decrease in the overall cost of funds. The yield on average interest-earning assets increased to 5.85% for the third quarter of 2025 from 5.79% for the second quarter of 2025 driven by a 9 basis point increase in the yield on average loans to 6.12%. Average loans represented 83.3% of average interest-earning assets in the third quarter of 2025, as compared to 84.5% in the second quarter of 2025.

The average cost of funds decreased to 3.12% for the third quarter of 2025 from 3.14% for the second quarter of 2025, due to a 3 basis point decrease in the average cost of interest-bearing deposits, and a 9 basis point decrease in the average cost of total borrowings. The average cost of interest-bearing deposits decreased to 3.63% for the third quarter of 2025 from 3.66% for the second quarter of 2025. The overall funding mix for the third quarter of 2025 remained relatively unchanged from the second quarter of 2025 with average total interest-bearing deposits representing 89.4% of average interest-bearing liabilities and average noninterest-bearing deposits representing 16.6% of average total deposits. The spot rate for total deposits was 2.97% at September 30, 2025.

Provision for Credit Losses

The provision for credit losses was $625,000 for the third quarter of 2025 compared to $2.4 million for the second quarter of 2025. The third quarter of 2025 provision for credit losses reflected a provision for loan loss of $750,000 due mainly to net loan growth, and a decrease in provision for unfunded commitments of $125,000 due to lower volume of unfunded commitments. The third quarter provision also took into consideration factors such as changes in the outlook for economic conditions and market interest rates, and changes in credit quality metrics, including changes in loans 30-89 days past due, nonperforming loans, special mention and substandard loans during the period. Net charge-offs totaled $6.9 million in the third quarter and related almost entirely to a commercial construction loan, of which $6.6 million of this credit loss was reserved in prior periods, and the borrower filed for bankruptcy this quarter. Net charge-offs on an annualized basis represented 0.84% of average loans for the third quarter of 2025 compared to 0.42% for the second quarter of 2025.

Noninterest Income

Noninterest income for the third quarter of 2025 was $3.3 million, a decrease of $5.2 million from $8.5 million for the second quarter of 2025. The decrease was mostly due to the second quarter of 2025 including other income of $5.2 million for the receipt of ERC funds from the IRS. There were no such ERC amounts received or associated advisory costs recognized during the third quarter of 2025. In addition, other income increased $148,000 due to higher equity investment income of $498,000, offset by lower recoveries on fully charged-off acquired loans of $350,000.

Noninterest Expense

Noninterest expense for the third quarter of 2025 was $18.7 million, a decrease of $1.8 million from $20.5 million for the second quarter of 2025. The decrease was mainly due to lower legal and professional expenses of $1.5 million, including $1.2 million of ERC advisory costs incurred in the second quarter of 2025. Salaries and employee benefits also decreased by $480,000, of which $330,000 related to executive management transitions recognized in the prior quarter. The efficiency ratio was 57.36% for the third quarter of 2025, compared to 57.22% for the second quarter of 2025.

Income Taxes

The effective tax rate was 23.5% for the third quarter of 2025 and 27.8% for the second quarter of 2025. The decrease in the effective tax rate for the third quarter of 2025 was due mostly to a change in California tax law (Senate Bill 132), which changes the way banks and financial institutions apportion income for California tax purposes. The annual effective tax rate for fiscal 2025 is estimated to be in the range of 26% to 27%.

Balance Sheet

At September 30, 2025, total assets were $4.2 billion, a $118.4 million, or 2.9%, increase compared to June 30, 2025, and a $218.0 million, or 5.5%, increase compared to September 30, 2024.

Loan and Securities Portfolio

Loans held for investment ("HFI") totaled $3.3 billion as of September 30, 2025, an increase of $67.9 million, or 8.3% annualized, compared to June 30, 2025, and an increase of $210.7 million, or 6.8%, compared to September 30, 2024. The third quarter of 2025 net loan growth included $187.8 million in originations with an average yield of 6.70%. The net increase from June 30, 2025 was largely due to net increases of $47.9 million in single-family residential ("SFR") mortgage loans, $13.2 million in commercial real estate ("CRE") loans, and $8.4 million in commercial and industrial ("C&I") loans. The loan to deposit ratio was 98.1% at September 30, 2025, compared to 101.5% at June 30, 2025 and 100.0% at September 30, 2024.

As of September 30, 2025, available for sale securities ("AFS") totaled $410.6 million, a decrease of $2.5 million from June 30, 2025, primarily related to maturities and paydowns of $62.3 million, offset by purchases of $58.3 million during the third quarter of 2025. As of September 30, 2025, net unrealized losses totaled $20.5 million, a $2.6 million decrease when compared to net unrealized losses of $23.1 million as of June 30, 2025.

Deposits

Total deposits were $3.4 billion as of September 30, 2025, an increase of $178.3 million, or 22.2% annualized, compared to June 30, 2025 and an increase of $274.3 million, or 8.9%, compared to September 30, 2024. The increase during the third quarter of 2025 was due to a $171.7 million increase in interest-bearing deposits coupled with a $6.6 million increase in noninterest-bearing deposits. The increase in interest-bearing deposits included increases in wholesale time deposits of $84.3 million, retail time deposits of $57.4 million, and interest-bearing non-maturity deposits of $30.0 million. Wholesale time deposits were raised to repay $50.0 million in maturing FHLB advances. Noninterest-bearing deposits totaled $550.5 million, or 16.4% of total deposits at September 30, 2025 compared to $543.9 million, or 17.1% of total deposits at June 30, 2025.

Credit Quality

Nonperforming assets totaled $54.3 million, or 1.29% of total assets, at September 30, 2025, down from $61.0 million, or 1.49% of total assets, at June 30, 2025. Nonperforming assets included $8.8 million other real estate owned (“OREO”) (included in “accrued interest and other assets”) at September 30, 2025 and $4.2 million at  June 30, 2025. The increase in OREO in the third quarter related to the foreclosure of 2 SBA loans with $3.7 million guaranteed. Accordingly, including the SBA guarantees, OREO exposure totaled $5.1 million at September 30, 2025.

Nonperforming loans totaled $45.4 million at September 30, 2025, down from $56.8 million at June 30, 2025. The $11.3 million decrease in nonperforming loans during the third quarter of 2025 was due to $6.9 million in net charge-offs, $5.0 million of loans migrating back to accrual status, $1.2 million in payoffs and paydowns, and $970,000 moving to OREO. These decreases were partially offset by additions to nonaccrual loans of $2.8 million.

Special mention loans, also referred to as criticized loans, totaled $49.3 million, or 1.49% of total loans, at September 30, 2025, down from $91.3 million, or 2.82% of total loans, at June 30, 2025. The $42.0 million decrease was primarily due to the upgrade of one $44.4 million completed construction loan, downgrades to substandard-rated loans totaling $8.4 million, and payoffs and paydowns totaling $2.9 million. These decreases were partially offset by the downgrade of loans to special mention totaling $10.8 million and $2.8 million in balance increases. As of September 30, 2025, all special mention loans were paying current.

Substandard loans, also referred to as classified loans, totaled $76.9 million at September 30, 2025, down from $91.0 million at June 30, 2025. The $14.1 million decrease in substandard loans during the third quarter was primarily due to payoffs and paydowns of $16.6 million, net charge-offs of $6.9 million, upgrades to pass-rated loans of $5.0 million, and transfers to OREO of $970,000. These decreases were partially offset by downgrades of loans to substandard of $15.4 million. Of the total substandard loans at September 30, 2025, there were $31.4 million on accrual status.

30-89 day delinquent loans, excluding nonperforming loans, totaled $6.5 million, or 0.20% of total loans, at September 30, 2025, down from $18.0 million, or 0.56% of total loans, at June 30, 2025. The $11.5 million decrease was mainly due to $13.0 million in loans returning to current status and $2.4 million in loans migrating to nonaccrual status, offset by $4.0 million in new delinquent loans.

As of September 30, 2025, the allowance for credit losses totaled $45.4 million and was comprised of an allowance for loan losses of $44.9 million and a reserve for unfunded commitments of $504,000 (included in “accrued interest and other liabilities”). This compares to the allowance for credit losses of $51.6 million, comprised of an allowance for loan losses of $51.0 million and a reserve for unfunded commitments of $629,000 at June 30, 2025. The $6.2 million decrease in the allowance for credit losses for the third quarter of 2025 was due to net charge-offs of $6.9 million, offset by a $625,000 provision for credit losses. The allowance for loan losses as a percentage of loans HFI decreased to 1.36% at September 30, 2025, compared to 1.58% at June 30, 2025, due mainly to net charge-offs which were specific reserves at June 30, 2025. The allowance for loan losses as a percentage of nonperforming loans HFI was 98.70% at September 30, 2025, up from 89.79% at June 30, 2025.

	For the Three Months Ended September 30, 2025			For the Nine Months Ended September 30, 2025
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$51,014	$629	$51,643	$47,729	$729	$48,458
Provision for (reversal of) credit losses	750	(125)	625	9,983	(225)	9,758
Less loans charged-off	(7,019)	—	(7,019)	(13,084)	—	(13,084)
Recoveries on loans charged-off	147	—	147	264	—	264
Ending balance	$44,892	$504	$45,396	$44,892	$504	$45,396

Shareholders' Equity

At September 30, 2025, total shareholders' equity was $514.3 million, a $3.3 million decrease compared to June 30, 2025, and a $4.6 million increase compared to September 30, 2024. The decrease in shareholders' equity for the third quarter of 2025 was due mostly to common stock repurchases totaling $12.5 million and common stock cash dividends paid of $2.8 million, offset by net income of $10.1 million and lower net unrealized losses on AFS securities of $1.6 million.

The increase in shareholders' equity for the last twelve months was due to net income of $26.2 million, lower net unrealized losses on AFS securities of $1.6 million, and equity compensation activity of $2.2 million, offset by common stock repurchases totaling $14.0 million and common stock cash dividends paid of $11.4 million. Book value per share and tangible book value per share(1) increased to $30.18 and $25.89 at September 30, 2025, up from $29.25 and $25.11 at June 30, 2025 and up from $28.81 and $24.64 at September 30, 2024.

Dividend Announcement

The Board of Directors has declared a quarterly cash dividend of $0.16 per common share. The dividend is payable on November 12, 2025 to shareholders of record on October 31, 2025.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2025, the Company had total assets of $4.2 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, October 21, 2025, to discuss the Company’s third quarter 2025 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 341289, conference ID RBBQ325. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 53065, approximately one hour after the conclusion of the call and will remain available through November 4, 2025.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; federal government shutdowns and uncertainty regarding the federal government’s debt limit; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, including direct and indirect costs and impacts on clients, the Company and its employees from the January 2025 Los Angeles County wildfires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine, in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors, and/or broader economic conditions and financial market; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system and increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the impact of changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Financial Protection and Innovation; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2024, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September, 30,	June, 30,	March, 31,	December, 31,	September, 30,
	2025	2025	2025	2024	2024
Assets
Cash and due from banks	$24,251	$27,338	$25,315	$27,747	$26,388
Interest-earning deposits with financial institutions	210,679	164,514	213,508	229,998	323,002
Cash and cash equivalents	234,930	191,852	238,823	257,745	349,390
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	410,631	413,142	378,188	420,190	305,666
Investment securities held to maturity	4,185	4,186	5,188	5,191	5,195
Loans held for sale	756	—	655	11,250	812
Loans held for investment	3,302,577	3,234,695	3,143,063	3,053,230	3,091,896
Allowance for loan losses	(44,892)	(51,014)	(51,932)	(47,729)	(43,685)
Net loans held for investment	3,257,685	3,183,681	3,091,131	3,005,501	3,048,211
Premises and equipment, net	23,851	23,945	24,308	24,601	24,839
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	61,538	61,111	60,699	60,296	59,889
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	6,252	6,482	6,766	6,985	7,256
Core deposit intangibles	1,495	1,667	1,839	2,011	2,194
Right-of-use assets	24,305	25,554	26,779	28,048	29,283
Accrued interest and other assets	95,729	91,322	87,926	83,561	70,644
Total assets	$4,208,455	$4,090,040	$4,009,400	$3,992,477	$3,990,477
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$550,488	$543,885	$528,205	$563,012	$543,623
Savings, NOW and money market accounts	721,697	691,679	721,216	663,034	666,089
Time deposits, $250,000 and under	1,119,258	1,010,674	1,000,106	1,007,452	1,052,462
Time deposits, greater than $250,000	975,054	941,993	893,101	850,291	830,010
Total deposits	3,366,497	3,188,231	3,142,628	3,083,789	3,092,184
FHLB advances	130,000	180,000	160,000	200,000	200,000
Long-term debt, net of issuance costs	119,815	119,720	119,624	119,529	119,433
Subordinated debentures	15,320	15,265	15,211	15,156	15,102
Lease liabilities - operating leases	26,066	27,294	28,483	29,705	30,880
Accrued interest and other liabilities	36,422	41,877	33,148	36,421	23,150
Total liabilities	3,694,120	3,572,387	3,499,094	3,484,600	3,480,749
Shareholders' equity:
Common stock	250,362	259,863	260,284	259,957	259,280
Additional paid-in capital	3,734	3,579	3,360	3,645	3,520
Retained earnings	274,608	270,152	263,885	264,460	262,946
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(14,441)	(16,013)	(17,295)	(20,257)	(16,090)
Total shareholders' equity	514,335	517,653	510,306	507,877	509,728
Total liabilities and shareholders’ equity	$4,208,455	$4,090,040	$4,009,400	$3,992,477	$3,990,477

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest and dividend income:
Interest and fees on loans	$50,094	$47,687	$47,326	$143,402	$138,193
Interest on interest-earning deposits	2,140	1,750	3,388	5,904	11,781
Interest on investment securities	4,592	4,213	3,127	12,941	10,369
Dividend income on FHLB stock	327	324	326	981	984
Interest on federal funds sold and other	239	231	258	705	779
Total interest and dividend income	57,392	54,205	54,425	163,933	162,106
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,674	4,567	5,193	13,709	14,624
Interest on time deposits	20,152	19,250	22,553	58,486	67,725
Interest on long-term debt and subordinated debentures	1,635	1,634	1,681	4,901	5,039
Interest on FHLB advances	1,654	1,420	453	4,063	1,331
Total interest expense	28,115	26,871	29,880	81,159	88,719
Net interest income before provision for credit losses	29,277	27,334	24,545	82,774	73,387
Provision for credit losses	625	2,387	3,300	9,758	3,857
Net interest income after provision for credit losses	28,652	24,947	21,245	73,016	69,530
Noninterest income:
Service charges and fees	1,099	1,060	1,071	3,176	3,127
Gain on sale of loans	260	358	447	699	1,210
Loan servicing fees, net of amortization	564	541	605	1,693	1,773
Increase in cash surrender value of life insurance	427	411	403	1,241	1,170
Gain on OREO	—	—	—	—	1,016
Other income	943	6,108	3,220	7,257	4,310
Total noninterest income	3,293	8,478	5,746	14,066	12,606
Noninterest expense:
Salaries and employee benefits	10,600	11,080	10,008	32,323	29,468
Occupancy and equipment expenses	2,425	2,377	2,518	7,209	7,400
Data processing	1,805	1,713	1,472	5,120	4,358
Legal and professional	1,450	2,904	958	5,869	3,098
Office expenses	444	405	348	1,257	1,056
Marketing and business promotion	252	212	252	661	613
Insurance and regulatory assessments	732	709	658	2,171	2,621
Core deposit premium	172	172	200	516	602
Other expenses	803	921	1,007	2,572	2,298
Total noninterest expense	18,683	20,493	17,421	57,698	51,514
Income before income taxes	13,262	12,932	9,570	29,384	30,622
Income tax expense	3,114	3,599	2,571	7,613	8,342
Net income	$10,148	$9,333	$6,999	$21,771	$22,280

Net income per share
Basic	$0.59	$0.53	$0.39	$1.24	$1.22
Diluted	$0.59	$0.52	$0.39	$1.24	$1.22
Cash dividends declared per common share	$0.16	$0.16	$0.16	$0.48	$0.48
Weighted-average common shares outstanding
Basic	17,225,702	17,746,607	17,812,791	17,564,835	18,261,702
Diluted	17,301,627	17,797,735	17,885,359	17,621,599	18,313,086

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$202,317	$2,380	4.67%	$163,838	$1,980	4.85%	$260,205	$3,646	5.57%
FHLB Stock	15,000	327	8.65%	15,000	324	8.66%	15,000	326	8.65%
Securities
Available for sale (2)	429,936	4,578	4.22%	399,414	4,189	4.21%	298,948	3,105	4.13%
Held to maturity (2)	4,186	38	3.60%	5,028	48	3.83%	5,198	46	3.52%
Total loans (3)	3,245,193	50,095	6.12%	3,171,570	47,687	6.03%	3,069,578	47,326	6.13%
Total interest-earning assets	3,896,632	$57,418	5.85%	3,754,850	$54,228	5.79%	3,648,929	$54,449	5.94%
Total noninterest-earning assets	255,052			254,029			242,059
Total average assets	$4,151,684			$4,008,879			$3,890,988

Interest-bearing liabilities
NOW	$69,800	406	2.31%	$66,755	$368	2.21%	$55,757	$277	1.98%
Money market	491,561	3,861	3.12%	482,669	3,774	3.14%	439,936	4,093	3.70%
Saving deposits	138,344	407	1.17%	141,411	425	1.21%	164,515	823	1.99%
Time deposits, $250,000 and under	1,050,682	10,312	3.89%	996,249	9,768	3.93%	1,037,365	12,312	4.72%
Time deposits, greater than $250,000	960,094	9,840	4.07%	922,540	9,482	4.12%	819,207	10,241	4.97%
Total interest-bearing deposits	2,710,481	24,826	3.63%	2,609,624	23,817	3.66%	2,516,780	27,746	4.39%
FHLB advances	185,217	1,654	3.54%	159,286	1,420	3.58%	150,543	453	1.20%
Long-term debt	119,752	1,295	4.29%	119,657	1,296	4.34%	119,370	1,295	4.32%
Subordinated debentures	15,284	340	8.83%	15,230	338	8.90%	15,066	386	10.19%
Total interest-bearing liabilities	3,030,734	28,115	3.68%	2,903,797	26,871	3.71%	2,801,759	29,880	4.24%
Noninterest-bearing liabilities
Noninterest-bearing deposits	541,083			526,113			528,081
Other noninterest-bearing liabilities	66,993			65,278			52,428
Total noninterest-bearing liabilities	608,076			591,391			580,509
Shareholders' equity	512,874			513,691			508,720
Total liabilities and shareholders' equity	$4,151,684			$4,008,879			$3,890,988
Net interest income / interest rate spreads		$29,303	2.17%		$27,357	2.08%		$24,569	1.70%
Net interest margin			2.98%			2.92%			2.68%

Total cost of deposits	$3,251,564	$24,826	3.03%	$3,135,737	$23,817	3.05%	$3,044,861	$27,746	3.63%
Total cost of funds	$3,571,817	$28,115	3.12%	$3,429,910	$26,871	3.14%	$3,329,840	$29,880	3.57%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	Nine Months Ended September 30,
	2025			2024
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$186,827	$6,609	4.73%	$293,597	$12,560	5.71%
FHLB Stock	15,000	981	8.74%	15,000	984	8.76%
Securities
Available for sale (2)	406,655	12,880	4.23%	312,352	10,302	4.41%
Held to maturity (2)	4,797	135	3.76%	5,203	140	3.59%
Total loans (3)	3,165,937	143,401	6.06%	3,035,143	138,193	6.08%
Total interest-earning assets	3,779,216	$164,006	5.80%	3,661,295	$162,179	5.92%
Total noninterest-earning assets	256,509			242,802
Total average assets	$4,035,725			$3,904,097

Interest-bearing liabilities
NOW	$65,957	1,096	2.22%	$56,924	$851	2.00%
Money market	479,328	11,260	3.14%	427,884	11,496	3.59%
Saving deposits	144,895	1,354	1.25%	162,207	2,277	1.88%
Time deposits, $250,000 and under	1,012,408	30,126	3.98%	1,087,501	38,476	4.73%
Time deposits, greater than $250,000	916,162	28,360	4.14%	792,310	29,249	4.93%
Total interest-bearing deposits	2,618,750	72,196	3.69%	2,526,826	82,349	4.35%
FHLB advances	173,810	4,063	3.13%	150,182	1,331	1.18%
Long-term debt	119,658	3,886	4.34%	119,276	3,886	4.35%
Subordinated debentures	15,230	1,014	8.90%	15,012	1,153	10.26%
Total interest-bearing liabilities	2,927,448	81,159	3.71%	2,811,296	88,719	4.22%
Noninterest-bearing liabilities
Noninterest-bearing deposits	529,190			528,624
Other noninterest-bearing liabilities	66,142			52,955
Total noninterest-bearing liabilities	595,332			581,579
Shareholders' equity	512,945			511,222
Total liabilities and shareholders' equity	$4,035,725			$3,904,097
Net interest income / interest rate spreads		$82,847	2.09%		$73,460	1.70%
Net interest margin			2.93%			2.68%

Total cost of deposits	$3,147,940	$72,196	3.07%	$3,055,450	$82,349	3.60%
Total cost of funds	$3,456,638	$81,159	3.14%	$3,339,920	$88,719	3.55%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2025	2025	2024	2025	2024
Per share data (common stock)
Book value	$30.18	$29.25	$28.81	$30.18	$28.81
Tangible book value (1)	$25.89	$25.11	$24.64	$25.89	$24.64
Performance ratios
Return on average assets, annualized	0.97%	0.93%	0.72%	0.72%	0.76%
Return on average shareholders' equity, annualized	7.85%	7.29%	5.47%	5.67%	5.82%
Return on average tangible common equity, annualized (1)	9.16%	8.50%	6.40%	6.62%	6.81%
Noninterest income to average assets, annualized	0.31%	0.85%	0.59%	0.47%	0.43%
Noninterest expense to average assets, annualized	1.79%	2.05%	1.78%	1.91%	1.76%
Yield on average earning assets	5.85%	5.79%	5.94%	5.80%	5.92%
Yield on average loans	6.12%	6.03%	6.13%	6.06%	6.08%
Cost of average total deposits (2)	3.03%	3.05%	3.63%	3.07%	3.60%
Cost of average interest-bearing deposits	3.63%	3.66%	4.39%	3.69%	4.35%
Cost of average interest-bearing liabilities	3.68%	3.71%	4.24%	3.71%	4.22%
Net interest spread	2.17%	2.08%	1.70%	2.09%	1.70%
Net interest margin	2.98%	2.92%	2.68%	2.93%	2.68%
Efficiency ratio (3)	57.36%	57.22%	57.51%	59.58%	59.90%
Common stock dividend payout ratio	27.12%	30.19%	41.03%	38.71%	39.34%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include noninterest-bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Credit Quality Data:
Special mention loans	$49,349	$91,317	$77,501
Special mention loans to total loans HFI	1.49%	2.82%	2.51%
Substandard loans	$76,880	$91,019	$79,831
Substandard loans to total loans HFI	2.33%	2.81%	2.58%
Loans 30-89 days past due, excluding nonperforming loans	$6,533	$18,003	$10,625
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.20%	0.56%	0.34%

Nonperforming loans	$45,484	$56,817	$60,662
OREO	8,830	4,170	—
Nonperforming assets	$54,314	$60,987	$60,662
Nonperforming loans to total loans HFI	1.38%	1.76%	1.96%
Nonperforming assets to total assets	1.29%	1.49%	1.52%

Allowance for loan losses	$44,892	$51,014	$43,685
Allowance for loan losses to total loans HFI	1.36%	1.58%	1.41%
Allowance for loan losses to nonperforming loans HFI	98.70%	89.79%	72.01%
Net charge-offs	$6,872	$3,305	$1,201
Net charge-offs to average loans	0.84%	0.42%	0.16%

Capital ratios (1)
Tangible common equity to tangible assets (2)	10.67%	11.07%	11.13%
Tier 1 leverage ratio	11.50%	12.04%	12.19%
Tier 1 common capital to risk-weighted assets	17.28%	17.61%	18.16%
Tier 1 capital to risk-weighted assets	17.85%	18.17%	18.75%
Total capital to risk-weighted assets	23.64%	24.00%	24.80%

(1)	September 30, 2025 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of September 30, 2025		As of June 30, 2025		As of September 30, 2024
(dollars in thousands)	$	%	$	%	$	%
Loans:
Single-family residential mortgages	$1,650,989	50.0%	$1,603,114	49.6%	$1,473,396	47.7%
Commercial real estate (1)	1,286,603	39.0%	1,273,442	39.4%	1,252,682	40.5%
Construction and land development	159,152	4.8%	157,970	4.9%	180,196	5.8%
Commercial and industrial	146,667	4.4%	138,263	4.3%	128,861	4.2%
SBA	54,033	1.6%	55,984	1.7%	48,089	1.6%
Other loans	5,133	0.2%	5,922	0.1%	8,672	0.2%
Total loans	$3,302,577	100.0%	$3,234,695	100.0%	$3,091,896	100.0%
Allowance for loan losses	(44,892)		(51,014)		(43,685)
Total loans, net	$3,257,685		$3,183,681		$3,048,211

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.

Deposits	As of September 30, 2025		As of June 30, 2025		As of September 30, 2024
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$550,488	16.4%	$543,885	17.1%	$543,623	17.6%
Savings, NOW and money market accounts	721,697	21.4%	691,679	21.7%	666,089	21.5%
Time deposits, $250,000 and under	872,463	25.9%	848,379	26.6%	926,877	30.0%
Time deposits, greater than $250,000	953,785	28.3%	920,481	28.8%	808,304	26.1%
Wholesale deposits (1)	268,064	8.0%	183,807	5.8%	147,291	4.8%
Total deposits	$3,366,497	100.0%	$3,188,231	100.0%	$3,092,184	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of as of the dates indicated.

(dollars in thousands, except share and per share data)	September 30, 2025	June 30, 2025	September 30, 2024
Tangible common equity:
Total shareholders' equity	$514,335	$517,653	$509,728
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,495)	(1,667)	(2,194)
Tangible common equity	$441,342	$444,488	$436,036
Tangible assets:
Total assets-GAAP	$4,208,455	$4,090,040	$3,990,477
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,495)	(1,667)	(2,194)
Tangible assets	$4,135,462	$4,016,875	$3,916,785
Common shares outstanding	17,043,897	17,699,091	17,693,416
Common equity to assets ratio	12.22%	12.66%	12.77%
Tangible common equity to tangible assets ratio	10.67%	11.07%	11.13%
Book value per share	$30.18	$29.25	$28.81
Tangible book value per share	$25.89	$25.11	$24.64

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Nine Months Ended September 30,
(dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024	2025	2024
Net income available to common shareholders	$10,148	$9,333	$6,999	$21,771	$22,280
Average shareholders' equity	512,874	513,691	508,720	512,945	511,222
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(1,608)	(1,780)	(2,326)	(1,779)	(2,525)
Adjusted average tangible common equity	$439,768	$440,413	$434,896	$439,668	$437,199
Return on average common equity, annualized	7.85%	7.29%	5.47%	5.67%	5.82%
Return on average tangible common equity, annualized	9.16%	8.50%	6.40%	6.62%	6.81%